Exhibit 3.18(e)

CERTIFICATE OF MERGER

OF

EASTERN CONCRETE MATERIALS, INC.

AND

BAER CONCRETE, INCORPORATED

To the Department of the Treasury

State of New Jersey

Pursuant to the provisions of Section 14A:10-4.1 of the New Jersey Business Corporation Act, it is hereby certified that:

1. The names of the merging corporations are Eastern Concrete Materials, Inc., which is a business corporation of the State of New Jersey, and Baer Concrete, Incorporated, which is a business corporation of the State of New Jersey.

2. Annexed hereto and made a part hereof is the Plan of Merger for merging Eastern Concrete Materials, Inc. with and into Baer Concrete, Incorporated as approved by the directors and the sole shareholder entitled to vote of each of said merging corporations.

3. The number of shares of Eastern Concrete Materials, Inc. which were entitled to vote at the time of the approval of the Plan of Merger by its sole shareholder is 1,000, all of which are of one class.

The sole shareholder entitled to vote of the aforesaid corporation approved the Plan of Merger pursuant to its written consent without a meeting of shareholders; and the number of shares represented by such consent is 1,000. The date of said consent and approval was May 1, 2001.

4. The number of shares of Baer Concrete, Incorporated which were entitled to vote at the time of the approval of the Plan of merger by its sole shareholder is 100, all of which are of one class.

The sole shareholder entitled to vote of the aforesaid corporation approved the Plan of Merger pursuant to its written consent without a meeting of the shareholders; and the number of shares represented by such consent is 100. The date of said consent and approval was May 1, 2001.

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5. Baer Concrete, Incorporated will continue its existence as the surviving corporation under the name Eastern Concrete Materials, Inc. pursuant to the provisions of the New Jersey Business Corporation Act.

Executed on May 1, 2001.

EASTERN CONCRETE MATERIALS, INC.

By:	/s/ Donald Wayne
Signer’s Name: Donald Wayne Signer’s Capacity: Vice President

BAER CONCRETE, INCORPORATED

By:	/s/ Donald Wayne
Signer’s Name: Donald Wayne Signer’s Capacity: Vice President

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Annex A

PLAN OF MERGER

OF

EASTERN CONCRETE MATERIALS, INC.

AND

BAER CONCRETE, INCORPORATED

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PLAN OF MERGER approved on May 1, 2001 by Eastern Concrete Materials, Inc., a business corporation of the State of New Jersey, and by its Board of Directors on said date, and approved on May 1, 2001 by Baer Concrete, Incorporated, a business corporation of the State of New Jersey, and by its Board of Directors on said date.

1. Eastern Concrete Materials, Inc. and Baer Concrete, Incorporated shall, pursuant to the provisions of the New Jersey Business Corporation Act, be merged (the “Merger”) with and into a single corporation, to wit, Baer Concrete, Incorporated, which shall be the surviving corporation upon the effective date of the merger and which is sometimes hereinafter referred to as the “surviving corporation,” and which shall continue to exist as said surviving corporation under the name Eastern Concrete Materials, Inc. pursuant to the provisions of the New Jersey Business Corporation Act. The separate existence of Eastern Concrete Materials, Inc., which is sometimes hereinafter referred to as the “terminating corporation,” shall cease upon said effective date in accordance with the provisions of said New Jersey Business Corporation Act.

2. The certificate of incorporation of the surviving corporation upon the effective date of the Merger shall be the certificate of incorporation of said surviving corporation except that the First Article thereof, relating to the name of the corporation, shall be amended (the “Amendment”) so as to read as follows upon the effective date of the Merger:

“FIRST: The name of the Corporation is: Eastern Concrete Materials, Inc.”; and said certificate of incorporation as herein amended shall continue in full force and effect until further amended in the manner prescribed by the provisions of the New Jersey Business Corporation Act.

3. The by-laws of the surviving corporation upon the effective date of the merger will be the by-laws of said surviving corporation and will continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of the New Jersey Business Corporation Act.

4. The directors and officers in office of the surviving corporation upon the effective date of the merger shall be the members of the first Board of Directors and the first officers of the surviving corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the by-laws of the surviving corporation.

5. Each issued share of the terminating corporation shall, upon the effective date of the Merger, not be converted in any manner, nor shall any cash or other consideration be paid or delivered therefor, inasmuch as both the surviving corporation and the terminating corporation are wholly-owned subsidiaries of U.S. Concrete, Inc., a Delaware corporation, but each said share which is issued as of the effective date of the Merger shall be surrendered and extinguished. The issued shares of the surviving corporation shall not be converted in any manner, but each said share which is issued as

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of the effective date of the Merger shall continue to represent one issued share of the surviving corporation.

6. The Plan of Merger, the Merger and the Amendment herein made and approved shall be submitted to the sole shareholder of the terminating corporation and of the surviving corporation for its approval or rejection in the manner prescribed by the provisions of the New Jersey Business Corporation Act.

7. In the event that the Plan of Merger, the Merger and the Amendment shall have been approved by the sole shareholder entitled to vote of the terminating corporation and of the surviving corporation in the manner prescribed by the provisions of the New Jersey Business Corporation Act, the terminating corporation and the surviving corporation hereby stipulate that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of New Jersey, and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the Plan of Merger, the Merger and the Amendment.

8. The Board of Directors and the proper officers of the terminating corporation and of the surviving corporation, respectively, are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Plan of Merger or of the Amendment and the Merger herein provided for.

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